Exhibit 99.1

LNB Bancorp, Inc. Announces Partial Repurchase of Preferred Stock

LORAIN, Ohio--(BUSINESS WIRE)--December 24, 2012--LNB Bancorp, Inc. (NASDAQ: LNBB) announced today that it has completed the repurchase of $6.3 million in par value, or approximately 25% of the outstanding shares, of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $1,000 per share liquidation preference (“Series B Preferred Stock”) in exchange for cash at a price representing a discount to par value. The Series B Preferred Stock was originally issued by LNB in December 2008 as part of the U.S. Department of the Treasury’s Capital Purchase Program. The Treasury sold all of the Series B Preferred Stock to private investors through a modified Dutch auction that was completed in June 2012.

Daniel E. Klimas, President and Chief Executive Officer of LNB, commented, “This transaction is the first step in our intention to eventually repurchase or redeem all of the Series B Preferred Stock that was originally issued to the Treasury. We are pleased that we were able to fund this initial repurchase using cash from accumulated earnings and excess capital. This approach is consistent with our previously stated intention to carefully balance our need to maintain a strong capital position with our objectives of building shareholder value and protecting the interests of our shareholders.”

About LNB Bancorp, Inc.

LNB Bancorp, Inc. is a $1.2 billion bank holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and its Morgan Bank division serve customers through 20 retail-banking locations and 28 ATMs in Lorain, Erie, Cuyahoga and Summit counties, as well as a loan production office in Solon, Ohio. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include but are not limited to:

  a worsening of economic conditions or slowing of any economic recovery, which could negatively impact, among other things, business activity and consumer spending and could lead to a lack of liquidity in the credit markets;
  changes in the interest rate environment which could reduce anticipated or actual margins;
  increases in interest rates or further weakening of economic conditions that could constrain borrowers’ ability to repay outstanding loans or diminish the value of the collateral securing those loans;
  market conditions or other events that could negatively affect the level or cost of funding, affecting the Company’s ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth, and new business transactions at a reasonable cost, in a timely manner and without adverse consequences;
  changes in political conditions or the legislative or regulatory environment, including new or heightened legal standards and regulatory requirements, practices or expectations, which may impede profitability or affect the Company’s financial condition (such as, for example, the Dodd-Frank Act and rules and regulations that have been or may be promulgated under the Act);
  persisting volatility and limited credit availability in the financial markets, particularly if market conditions limit the Company’s ability to raise funding to the extent required by banking regulators or otherwise;
  significant increases in competitive pressure in the banking and financial services industries, particularly in the geographic or business areas in which the Company conducts its operations;
  limitations on the Company’s ability to return capital to shareholders, including the ability to pay dividends, and the dilution of the Company’s common shares that may result from, among other things, funding any repurchase or redemption of the Company’s outstanding preferred stock;
  adverse effects on the Company’s ability to engage in routine funding transactions as a result of the actions and commercial soundness of other financial institutions;
  general economic conditions becoming less favorable than expected, continued disruption in the housing markets and/or asset price deterioration, which have had and may continue to have a negative effect on the valuation of certain asset categories represented on the Company’s balance sheet;
  increases in deposit insurance premiums or assessments imposed on the Company by the FDIC;
  a failure of the Company’s operating systems or infrastructure, or those of its third-party vendors, that could disrupt its business;
  risks that are not effectively identified or mitigated by the Company’s risk management framework; and
  difficulty attracting and/or retaining key executives and/or relationship managers at compensation levels necessary to maintain a competitive market position; as well as the risks and uncertainties described from time to time in the Company’s reports as filed with the SEC.

The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
LNB Bancorp, Inc.
Peter R. Catanese, Senior Vice President, 440-244-7126